                                                                    EXHIBIT 12.1

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                             (DOLLARS IN THOUSANDS)

                                                FISCAL YEAR ENDED MARCH 31,
                                                ------------------------------
                                                 1994    1995    1996    1997
                                                ------  ------  ------  ------
Operating income (loss).......................  (2,358) 28,047  45,382  82,913
Portion of rental expenses deemed to represent
 interest.....................................   2,174   2,767   3,000   4,567
                                                ------  ------  ------  ------
Earnings (loss) before fixed charges..........    (184) 30,814  48,382  87,480
                                                ======  ======  ======  ======
Interest expense..............................   4,486   8,058  15,212  22,585
Portion of rental expenses deemed to represent
 interest.....................................   2,174   2,767   3,000   4,567
                                                ------  ------  ------  ------
Fixed charges.................................   6,660  10,825  18,212  27,152
                                                ======  ======  ======  ======
Ratio of earnings to fixed charges............      na     2.8x    2.7x    3.2x
                                                ======  ======  ======  ======
Deficiency of earnings to fixed charges.......  (6,844)     na      na      na
                                                ======  ======  ======  ======

                                       63